EXHIBIT 10.1

RESIGNATION, CONSENT AND APPOINTMENT AGREEMENT AND SECOND AMENDMENT TO TENTH RESTATED CREDIT AGREEMENT
dated as of December 7, 2018
among
Chaparral Energy, Inc.,
as Borrower,
Royal Bank of Canada,
as Administrative Agent,
and
The Lenders Party Hereto
______________________________
RBC Capital Markets, as
Joint Lead Arranger and Joint Bookrunner
Capital One, National Association, Natixis, New York Branch,
KeyBank National Association and Société Générale, as
Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents
Bank of America, N.A. and The Toronto-Dominion Bank, New York Branch, as
Joint Lead Arrangers, Joint Bookrunners and Co-Documentation Agents

RESIGNATION, CONSENT AND APPOINTMENT AGREEMENT AND SECOND AMENDMENT TO TENTH RESTATED CREDIT AGREEMENT

This Resignation, Consent and Appointment Agreement and Second Amendment to Tenth Restated Credit Agreement (this “Second Amendment”) is effective as of December 7, 2018 (the “Second Amendment Effective Date”), by and among CHAPARRAL ENERGY, INC., a Delaware corporation (the “Borrower”), each Guarantor party hereto (the “Guarantors”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan”), as Administrative Agent (in such capacity, the “Existing Agent”), and in its capacity as Issuing Bank, each of the Lenders party hereto, the Successor Agent (as defined below) and the Successor Issuing Bank (as defined below).

W I T N E S S E T H:

WHEREAS, the Existing Agent serves as Administrative Agent under (a) the Tenth Restated Credit Agreement dated as of December 21, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the Existing Agent and the other financial institutions party thereto (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meanings given such terms in the Credit Agreement), and (b) the other Loan Documents (as defined in the Credit Agreement);

WHEREAS, the Existing Agent desires to resign as Administrative Agent under the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement) and any other documents referred to in the Credit Agreement as to which the Existing Agent is acting as an administrative agent thereunder (collectively, as amended, restated, supplemented or otherwise modified, the “Loan Documents”);

WHEREAS, the Majority Lenders, having consulted with the Borrower, by entering into this Second Amendment, desire to appoint Royal Bank of Canada (“RBC”) as successor Administrative Agent (in such capacity, the “Successor Agent”) under the Credit Agreement and the other Loan Documents, and the Successor Agent, by entering into this Second Amendment, accepts such appointment;

WHEREAS, JPMorgan serves as Issuing Bank (the “Existing Issuing Bank”) under the Credit Agreement and desires to resign as Issuing Bank thereunder;

WHEREAS, the Borrower and the Successor Agent, by entering into this Second Amendment, are consenting to the appointment of RBC as a successor Issuing Bank (in such capacity, the “Successor Issuing Bank”) under the Credit Agreement and the Successor Issuing Bank, by entering into this Second Amendment, accepts such appointment;

WHEREAS, JPMorgan, Citibank, N.A., Fifth Third Bank, Associated Bank, N.A., Texas Capital Bank, National Association and BMO Harris National Association are each Lenders (the “Exiting Lenders”) under the Credit Agreement and no longer wish to be Lenders under the Credit Agreement and have requested that their Maximum Revolving Credit Amounts be allocated to the other Lenders as shown on Annex I to the Credit Agreement (as amended by this Second Amendment);

WHEREAS, the parties hereto desire to enter into this Second Amendment to (a) effect the resignation of the Existing Agent as Administrative Agent under the Credit Agreement and the other

Loan Documents, and appoint the Successor Agent as Administrative Agent under the Credit Agreement and the other Loan Documents, (b) effect the resignation of the Existing Issuing Bank as Issuing Bank under the Credit Agreement and the other Loan Documents, and appoint the Successor Issuing Bank as Issuing Bank under the Credit Agreement and the other Loan Documents, (c) amend Annex I of the Credit Agreement to reflect the exit of the Exiting Lenders from the Credit Agreement, the increase of the Aggregate Maximum Revolving Credit Amounts, and the reallocation of the Lenders’ Maximum Revolving Credit Amounts, upon the terms and conditions set forth herein and to be effective as of the Second Amendment Effective Date, (d) evidence the increase of the Borrowing Base from $265,000,000 to $325,000,000, and (e) make certain other amendments to the Credit Agreement as more specifically set forth herein, in each case, to be effective on the Second Amendment Effective Date.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

Section 1.Resignation, Consent and Appointment.
(a)As of the Second Amendment Effective Date, (i) the Existing Agent hereby resigns as the Administrative Agent as provided under the Credit Agreement and shall have no further rights or obligations in such capacity under the Credit Agreement and the other Loan Documents, except to the extent of any right or obligation expressly stated in the Credit Agreement or other Loan Documents as surviving any such resignation; (ii) the Majority Lenders appoint RBC as successor Administrative Agent under the Credit Agreement and the other Loan Documents, and the Borrower hereby consents to such appointment; (iii) RBC hereby accepts its appointment as Successor Agent under the Credit Agreement and the other Loan Documents; and (iv) the parties hereto authorize each of the Existing Agent and the Successor Agent to prepare, enter into, execute, record and/or file any and all notices, certificates, instruments, Uniform Commercial Code financing statements and/or other documents or agreements (including, without limitation, filings in respect of any collateral, and assignments, amendments or supplements to any Uniform Commercial Code financing statements, mortgages, deeds of trust, security agreements, pledge agreements, intellectual property security agreements, certificates of title, stock powers, account control agreements, intercreditor agreements, or other Loan Documents), as either the Existing Agent or the Successor Agent deems reasonably necessary or desirable to effect or evidence (of public record or otherwise) the transactions herein contemplated, including, but not limited to, the resignation of the Existing Agent and the appointment of the Successor Agent and any amendments to the Credit Agreement and Loan Documents set forth herein, and to maintain the validity, perfection, priority, of, or assign to the Successor Agent, or cause the Successor Agent to become the secure party of record as to, any and all liens and security interests in respect of any and all collateral, and each of the Borrower, the Existing Agent and the Successor Agent hereby agrees to execute and deliver (and the Borrower agrees to cause each applicable Subsidiary and/or other Guarantor or grantor of collateral under the Credit Agreement or any other Loan Document to execute and deliver) any documentation reasonably necessary or reasonably requested by the Existing Agent or the Successor Agent to evidence such resignation and appointment or such amendments or to maintain the validity, perfection or priority of, or assign to the Successor Agent, or cause the Successor Agent to become the secured party of record as to, any such liens or security interests, or to maintain the rights, powers and privileges afforded to the Administrative Agent under any of the Loan Documents.
(b)As of the Second Amendment Effective Date (i) JPMorgan hereby resigns as Issuing Bank as provided under the Credit Agreement and shall have no further rights or obligations in such capacity under the Credit Agreement and the other Loan Documents, except to the extent of any right or obligation expressly stated in the Credit Agreement or other Loan Documents as surviving any such resignation; (ii) the Borrower, the Existing Agent, the Existing Issuing Bank, and the Successor Agent consent to the appointment of RBC as a successor Issuing Bank under the Credit Agreement; and (iii) RBC hereby accepts its appointment as Successor Issuing Bank under the Credit Agreement.
(c)The parties hereto hereby confirm that the Successor Agent succeeds to the rights and obligations of the Administrative Agent under the Credit Agreement and the other Loan Documents and becomes vested with all of the rights, powers, privileges and duties of the Administrative Agent under the Credit Agreement and the other Loan Documents, and the Existing Agent is discharged from all of its duties and obligations as the Administrative Agent under the Credit Agreement and the other Loan Documents (except to the extent of any obligation expressly stated in the Credit Agreement or other Loan Document as surviving any such resignation), in each case, as of the Second Amendment Effective Date.
(d)The parties hereto hereby confirm that the Successor Issuing Bank succeeds to the rights and obligations of the Existing Issuing Bank under the Credit Agreement and the other Loan Documents and becomes vested with all of the rights, powers, privileges and duties of the Existing Issuing Bank under the Credit Agreement and the other Loan Documents, and the Existing Issuing Bank is discharged from all of its duties and obligations as an Issuing Bank under the Credit Agreement and the other Loan Documents (except to the extent of any obligation expressly stated in the Credit Agreement or other Loan Document as surviving any such resignation), in each case, as of the Second Amendment Effective Date.
(e)The parties hereto hereby confirm that, as of the Second Amendment Effective Date, all of the protective provisions, indemnities, and expense obligations under the Credit Agreement and the other Loan Documents continue in effect for the benefit of the Existing Agent, its sub-agents and their respective affiliates, officers, directors, trustees, employees, advisors, agents and controlling Persons in respect of any actions taken or omitted to be taken by any of them while the Existing Agent was acting as Administrative Agent or thereafter pursuant to or in furtherance of the provisions of this Second Amendment, and inure to the benefit of the Existing Agent, in each case, solely to the extent expressly set forth in, and subject to the terms and conditions of, the Credit Agreement and the other Loan Documents. The parties hereto agree that the Successor Agent shall have no liability for any actions taken or omitted to be taken by the Existing Agent while it served as the Administrative Agent under the Credit Agreement and the other Loan Documents or for any other event or action related to the Credit Agreement that occurred prior to the Second Amendment Effective Date. The parties hereto agree that the Existing Agent shall have no liability for any actions taken or omitted to be taken by the Successor Agent as the Administrative Agent under the Credit Agreement and the other Loan Documents.
(f)The parties hereto hereby confirm that, as of the Second Amendment Effective Date, all of the protective provisions, indemnities, and expense obligations under the Credit Agreement and the other Loan Documents continue in effect for the benefit of the Existing Issuing Bank, its sub-agents and their respective affiliates, officers, directors, trustees, employees, advisors, agents and controlling Persons in respect of any actions taken or omitted to be taken by any of them while the Existing Issuing Bank was acting as an Issuing Bank and inure to the benefit of the Existing Issuing Bank, in each case, solely to the extent expressly set forth in, and subject to the terms and conditions of, the Credit Agreement and the other Loan Documents. The parties hereto agree that the Successor Issuing Bank shall have no liability for any actions taken or omitted to be taken by the Existing Issuing Bank while the Existing Issuing Bank served or serves as an Issuing Bank under the Credit Agreement and the other Loan Documents or for any other event or action related to the Credit Agreement that occurred prior to the Second Amendment Effective Date. The parties hereto agree that the Existing Issuing Bank shall have no liability for any actions taken or omitted to be taken by the Successor Issuing Bank as an Issuing Bank under the Credit Agreement and the other Loan Documents.

(g)The Existing Agent hereby assigns to the Successor Agent, on an as-is basis and without recourse and without any warranty or representation of any nature, express or implied, all of which are expressly disclaimed, effective on and after the Second Amendment Effective Date, any powers of attorney, liens, or security interests and all other rights and interests granted to the Existing Agent in any capacity, whether for the benefit of itself or the ratable benefit of the Lenders and any other secured parties on whose behalf it may be acting under any security documents included within the Loan Documents (collectively, the “Secured Parties”), under the Credit Agreement and other Loan Documents other than, in each case, the Reserved Rights (as defined below), and the Successor Agent hereby accepts the benefit of and assumes all such powers of attorney, liens and security interests and other rights and interests, for its benefit and for the ratable benefit of the Secured Parties. As used herein, “Reserved Rights” means all of the Credit Parties’ obligations and liabilities to Existing Agent and its Related Parties that by their terms survive the assignment of the Liens including, without limitation, those regarding indemnification and reimbursement of fees and expenses.
(h)On and after the Second Amendment Effective Date, (i) all possessory collateral, if any, held by the Existing Agent for the benefit of the Secured Parties shall be deemed to be held by the Existing Agent as agent and bailee for the Successor Agent for the benefit and on behalf of the Successor Agent and the Secured Parties until such time as such possessory collateral has been delivered to the Successor Agent and (ii) with respect to any security entitlement, deposit account or other collateral of any Loan Party in which a security interest of the Existing Agent for the benefit of the Secured Parties has been perfected by control (“Control Collateral”), the Existing Agent shall maintain, and hereby acknowledges that it has, control of such Control Collateral as agent and on behalf of the Successor Agent for the benefit and on behalf of the Successor Agent and the Secured Parties until such time as the Successor Agent directly acquires control of such Control Collateral. Without limiting the generality of the foregoing, any reference to the Existing Agent in any publicly filed document, to the extent such filing relates to the liens and security interests in any collateral assigned hereby and until such filing is modified to reflect the interests of the Successor Agent, shall, with respect to such liens and security interests, constitute a reference to the Existing Agent as collateral representative of the Successor Agent (provided that the parties hereto agree that the Existing Agent’s role as such collateral representative shall impose no further duties, obligations or liabilities on the Existing Agent, including, without limitation, any duty to take any type of direction regarding any action to be taken against such collateral, whether such direction comes from the Successor Agent, the Secured Parties or otherwise, and the Existing Agent shall have the full benefit of all of the protective provisions of Article XI (The Agents) and Section 12.03 (Expenses, Indemnity; Damage Waiver) of the Credit Agreement, while serving in such capacity). The Existing Agent agrees to (i) deliver all possessory collateral, if any, to the Successor Agent on or promptly following the Second Amendment Effective Date, and the Successor Agent agrees to take possession thereof upon such tender by the Existing Agent and (ii) on or promptly following the Second Amendment Effective Date, take such action with respect any Control Collateral as may be reasonably required so as to cause the Successor Agent to acquire control of such Control Collateral, and the Successor Agent agrees to assume control of such control collateral at such time.
(i)The Existing Agent hereby agrees that as of the Second Amendment Effective Date, the Borrower has no further obligation to pay to the Existing Agent any annual administrative or agency fees pursuant to the Engagement Letter (as such term is defined in the Credit Agreement prior to giving effect to this Second Amendment).

Section 2.Amendments to Credit Agreement and Other Loan Documents. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended effective as of the Second Amendment Effective Date in the manner provided in this Section 2.

1.Amendment to Introductory Paragraph. The introductory paragraph to the Credit Agreement is hereby amended by deleting the phrase “JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”)” and inserting in lieu thereof the phrase “Royal Bank of Canada (in its individual capacity, “RBC”)”.
2.Amended and Restated Definitions. The following definitions in Section 1.02 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:
“Aggregate Maximum Revolving Credit Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The Aggregate Maximum Revolving Credit Amounts of the Lenders as of the Second Amendment Effective Date is $750,000,000.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Revolving Credit Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	≤ 25%	>25% and ≤ 50%	>50% and ≤75%	>75% and ≤90%	>90%
Eurodollar Loans	2.000%	2.250%	2.500%	2.750%	3.000%
ABR Loans	1.000%	1.250%	1.500%	1.750%	2.000%
Revolving Credit Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

The Applicable Margin shall change on any Business Day on which the Borrowing Base Utilization Percentage changes and, as a result of such change, the Applicable Margin would be determined by reference to a different column in the table above. Each change in the Applicable Margin for Loans shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such Reserve Report is delivered.
“Engagement Letters” means (a) that certain letter agreement styled “Fee Letter -Amended Credit Facility” dated as of December 6, 2018, among the Administrative Agent, RBC and the Borrower, as amended, restated, supplemented or otherwise modified from time to time, (b) that certain letter agreement styled “Engagement Letter - Amended Credit Facility” dated as of December 6, 2018, among the Administrative Agent, RBC and the Borrower, as amended, restated, supplemented or otherwise modified from time to time, and (c) any other letter agreements entered into from time to time between the Borrower, the Administrative Agent and RBC providing for the payments of fees to the Administrative Agent and/or RBC in connection with this Agreement or any transactions contemplated hereby.
“Issuing Bank” means RBC, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Lead Arrangers” means (a) RBC Capital Markets, in its capacities as joint lead arranger and sole bookrunner hereunder, (b) Capital One, National Association, as joint lead arranger, (c) Natixis, New York Branch, as joint lead arranger, (d) KeyBank National Association, as joint lead arranger, (e) Société Générale, as joint lead arranger, (f) Bank of America, N.A., as joint lead arranger, and (g) The Toronto-Dominion Bank, New York Branch, as joint lead arranger.
“LIBO Rate” means, for any Interest Period with respect to any Eurodollar Borrowing:
(a)    the rate of interest per annum, expressed on the basis of a year of 360 days, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Administrative Agent) set by ICE Benchmark Administration for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or
(b)    if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period;
provided that if any such rate is below zero, the LIBO Rate will be deemed to be zero.
“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Engagement Letters and the Security Instruments.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by RBC as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis, (a) excluding (i) non-cash obligations under ASC 815, (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of receipt of the invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (iii) Debt with respect to letters of credit to the extent such letters of credit have not been drawn, (iv) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of Oil and Gas Properties, and (v) Debt of the type described in clauses (f), (g), (h), (i), (j), (k) and (m) of the definition of “Debt”, and (b) less, the lesser of (i) the unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries on such date and (ii) $50,000,000.
3.Additional Definitions. Section 1.02 of the Credit Agreement is hereby amended to add the following definitions to such Section in appropriate alphabetical order:
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Projected Volume” means, at any time, the Borrower’s reasonably anticipated projected future production from Oil and Gas Properties of the Borrower and the other Credit Parties.
“Second Amendment” means that certain Resignation, Consent and Appointment Agreement and Second Amendment to Tenth Restated Credit Agreement dated effective as of December 7, 2018, among the Borrower, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.
“Second Amendment Effective Date” means December 7, 2018.
4.Deleted Definitions. Section 1.02 of the Credit Agreement is hereby amended by deleting the following definitions: “Impacted Interest Period”, “Intercreditor Agreement”, “Interpolated Rate”, “LIBO Screen Rate”, “Maximum Junior Lien Debt Amount”, “NYFRB”, “NYFRB Rate” and “Overnight Bank Funding Rate”.
5.Amendment to Article I. A new Section 1.06 is hereby added to Article I of the Credit Agreement, to read as follows:
Section 1.06    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
6.Amendment to Section 2.03 (Requests for Borrowings). Section 2.03(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(b)    in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that if such notice is received on the date of the proposed Borrowing, the aggregate amount of the requested Borrowing on such date shall not exceed $20,000,000; provided further that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).
7.Amendment to Section 3.03 (Alternate Rate of Interest). Section 3.03 of the Credit Agreement is hereby amended by replacing each reference to “LIBO Screen Rate” with a reference to “LIBO Rate” in each instance.
8.Amendment to Section 3.04(b) (Notice and Terms of Optional Prepayment). Section 3.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic communication subject to Section 12.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and a minimum principal amount of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
9.Amendment to Section 8.01 (Financial Statements; Other Information). Clause (s) of Section 8.01 of the Credit Agreement is hereby deleted and replaced in its entirety with the following clauses (s) and (t), which will read in full as follows:
(s)    Other Requested Information. Promptly following any written request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan, any Pension Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation or applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws.
(t)    Certificate of Financial Officer - Projected Volume Reports. (i) Concurrently with any delivery of the Reserve Report under Section 8.12, and (ii) promptly upon the occurrence of any event (including any sale, transfer, assignment or other disposition of Oil and Gas Properties) that the Borrower determines in its reasonable discretion would increase or decrease the aggregate Projected Volume by 10% or more of the aggregate Projected Volume set forth in the most recent certificate delivered pursuant to this Section 8.01(t), a certificate of a Financial Officer setting forth as of a recent date, a report detailing the Projected Volume for each month during the forthcoming 30 month period and the assumptions used in calculating such Projected Volume, in each case, in form and substance satisfactory to the Administrative Agent.
10.Amendments to Section 8.17 (Deposit Accounts: Commodities Accounts and Securities Accounts). Section 8.17 of the Credit Agreement is hereby amended and restated to read in full as follows:
Section 8.17    Deposit Accounts; Commodities Accounts and Securities Accounts. The Borrower and each Guarantor will maintain one or more of (i) the Lenders or Affiliates of Lenders or (ii) JPMorgan Chase Bank, N.A. or its Affiliates as its principal depository bank(s), and will not have or maintain any Deposit Accounts with any banks that are not (i) the Lenders or Affiliates of Lenders or (ii) JPMorgan Chase Bank, N.A. or its Affiliates (other than Excluded Accounts); provided that if any Lender or Affiliate of a Lender (other than JPMorgan Chase Bank, N.A. or its Affiliates) is such a depository bank for the Borrower or any Guarantor and such Lender for any reason ceases to be a Lender party to this Agreement, the Borrower or such Guarantor (as applicable) shall be deemed to have satisfied the foregoing requirement so long as the Borrower or such Guarantor transitions its Deposit Accounts to another Lender or Affiliate of a Lender within sixty (60) days (or such longer period of time as may be reasonably acceptable to the Administrative Agent) following such cessation. The

Borrower and each Guarantor will cause each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Security Agreement.
11.Amendments to Section 9.02 (Debt). Clauses (h) and (k) of Section 9.02 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:
(h)    any Debt of the Borrower or any Restricted Subsidiary and guarantees thereof by any Credit Party or any other Restricted Subsidiary; provided that: (i) such Debt is unsecured, (ii) such Debt shall not provide for any amortization of principal or any scheduled or mandatory prepayments or Redemptions on any date prior to 180 days after the Maturity Date (other than customary high yield indenture provisions requiring offers to repurchase in connection with asset sales or any change of control, casualty or condemnation event prepayments or customary acceleration rights after an event of default), (iii) such Debt shall not contain a scheduled maturity date that is earlier than 180 days after the Maturity Date, (iv) such Debt (or the documents governing such Debt) shall (A) contain no financial covenant that is more restrictive or onerous with respect to the Credit Parties than the financial covenants herein, and (B) not contain covenants (other than financial covenants) and events of default that are, taken as a whole, more restrictive or onerous with respect on the Credit Parties than those contained in this Agreement are on the Credit Parties (as reasonably determined by the Borrower in good faith), (v) after giving effect to the incurrence of such Debt, the application of the proceeds thereof, and any automatic reduction of the Borrowing Base pursuant to Section 2.07(e) on account thereof, each on a pro forma basis: (A) no Event of Default or Borrowing Base Deficiency shall exist and (B) the Borrower shall be in pro forma compliance with Section 9.01 as of the last day of the applicable period covered by the most recent certificate delivered pursuant to Section 8.01(c), (vi) the Borrowing Base shall automatically be reduced on the date of the incurrence of such Debt in accordance with Section 2.07(e) and (vii) the Net Proceeds of such Debt shall be used to prepay the Loans in accordance with and to the extent required by Section 3.04(c)(iii).
(k)    Debt which represents an extension, refinancing, or renewal of any of the foregoing; provided that (i) the principal amount of such Debt is not increased (other than by the costs, fees, and expenses and by accrued and unpaid interest paid in connection with any such extension, refinancing or renewal), (ii) the interest rate of such Debt is not increased, (iii) any Liens securing such Debt are not extended to any additional property of any Credit Party, (iv) no Credit Party that is not originally obligated with respect to repayment of such Debt is required to become obligated with respect thereto, (v) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Debt so extended, refinanced or renewed, (vi) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder, taken as a whole, than the original terms of such Debt and (vii) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Indebtedness, then the terms and conditions of the refinancing, renewal, or extension Debt must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Debt.
12.Amendment to Section 9.03 (Liens). Clause (e) of Section 9.03 of the Credit Agreement is hereby amended and restated in its entirety to read in full as “(e) [Reserved].”.
13.Amendment to Section 9.04(a) (Dividends and Distributions). Section 9.04(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(iv)    the Borrower may make Restricted Payments so long as (A) no Default shall exist at the time of such payment or result therefrom, (B) the Borrowing Base Utilization Percentage shall not exceed eighty-five percent (85%) immediately after giving effect to such payment (and any Borrowings made in connection therewith) and (C) immediately after giving effect to such payment (and any Borrowings made in connection therewith), the ratio of Total Debt as of the date of such payment to EBITDAX for the most recently ended four-fiscal quarter period for which financial statements are available does not exceed 3.00 to 1.00.
14.Amendment to Section 9.18 (Swap Agreements). Clauses (a)(i), (a)(ii) and (e) of Section 9.18 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:
(i)    Subject to clause (b) of this Section 9.18, Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes of which (when aggregated with other commodity Swap Agreements then in effect) do not exceed, as of the date such Swap Agreement is entered into, (A) for each of the first full 24 calendar months following the date of determination, 80% of the Projected Volume for such month (based on the most recently delivered report under Section 8.01(t)) and (B) for each of the 36 full calendar months following the period referred to in the foregoing clause (A), 80% of the reasonably anticipated production from Proved Oil and Gas Properties as such production is set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement, in each case of crude oil, natural gas and natural gas liquids, calculated separately; provided, however, that (x) such Swap Agreements shall not, in any case, have a tenor of greater than 60 full calendar months following the date on which such Swap Agreement is entered into and (y) all purchased put options or price floors for Hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps so long as the total amount of obligations thereunder are fixed and known at the time such transaction is entered into. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.
(ii)    [Reserved].
(e)    For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 9.18(a)(i) and Section 9.18(b), respectively, forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties as set forth on the most recent Reserve Report and/or Projected Volume certificate under Section 8.01(t) delivered pursuant to the terms of this Agreement shall be deemed to be updated to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report (or subsequent to the preparation of such Projected Volume certificate, as applicable) including, without limitation, (i) the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, and (iv) completed acquisitions coming on stream or failing to come on stream; provided that (A) any such supplemental information shall be reasonably satisfactory to the Administrative Agent and (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e., it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report (or subsequent to the preparation of the most recent Projected Volume certificate, as applicable)).
15.Amendment to Section 12.01 (Notices). Section 12.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)if to the Borrower, to it at c/o Chaparral Energy, Inc., 701 Cedar Lake Blvd., Oklahoma City, Oklahoma 73114, Attention: Joe Evans (Fax No. (405) 425-8990);
(ii)if to the Administrative Agent, to it at Royal Bank of Canada, Agency Services Group, 4th Floor, 20 King Street West, Toronto, Ontario M5H 1C4, Attention: Manager, Agency Services Group (Fax No. (416) 842-4023);
(iii)if to the Issuing Bank, to it at Royal Bank of Canada, 30 Hudson Street, 28th Floor, Jersey City, New Jersey 07302-4699, Attn: Credit Administration (Fax No. (212) 428-3015);
(iv)if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
16.Amendment to Section 12.19 (Intercreditor Agreements). Section 12.19 of the Credit Agreement is hereby amended and restated in its entirety to read in full as “Section 12.19 [Reserved].”
17.Replacement of Annex I of the Credit Agreement and Reallocation. Annex I of the Credit Agreement is hereby replaced in its entirety with Annex I attached hereto and Annex I attached hereto shall be deemed to be attached as Annex I to the Credit Agreement. After giving effect to this Second Amendment and any Borrowings made on the Second Amendment Effective Date, (a) each Lender who holds Loans in an aggregate amount less than its Applicable Revolving Credit Percentage (after giving effect to this Second Amendment) of all Loans shall advance new Loans which shall be disbursed to the Successor Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Revolving Credit Percentage, (b) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Revolving Credit Percentage of the total LC Exposure (after giving effect to this Second Amendment), (c) such other adjustments shall be made as the Successor Agent shall specify so that the Revolving Credit Exposure applicable to each Lender equals its Applicable Revolving Credit Percentage (after giving effect to this Second Amendment) of the aggregate Revolving Credit Exposure of all Lenders and (d) upon request by each applicable Lender, the Borrower shall be required to make any break funding payments owing to such Lender that are required under Section 5.02 of the Credit Agreement as a result of the Loans and adjustments described in this Section 2.17. For purposes of this Section 2.17 only, the “Applicable Revolving Credit Percentage” of the Exiting Lenders shall be deemed to be zero percent.
18.Omnibus Amendment. Each reference to “JPMorgan Chase Bank, N.A.” in the Exhibits to the Credit Agreement is hereby replaced in each instance with a reference to “Royal Bank of Canada”.
Section 3.Borrowing Base Increase. In reliance on the covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Successor Agent and the Lenders agree that the Borrowing Base shall be and hereby is increased from $265,000,000 to $325,000,000, effective as of the Second Amendment Effective Date and continuing until the next Scheduled Redetermination, Interim Redetermination or other redetermination or adjustment of the Borrowing Base thereafter. The Borrower, the Successor Agent, and the Lenders acknowledge that the redetermination of the Borrowing Base provided for in this Section 3 constitutes the Scheduled Redetermination intended to be effective on, or as promptly as reasonably practicable after, November 1, 2018, as referenced in Section 2.07(b) of the Credit Agreement, and that this Second Amendment constitutes the New Borrowing Base Notice with respect to such Scheduled Redetermination.
Section 4.Conditions Precedent to this Second Amendment. The effectiveness of this Second Amendment is subject to the satisfaction or waiver of each of the following conditions precedent:
1.Counterparts. Successor Agent shall have received counterparts hereof duly executed by the Borrower, each Guarantor, each Lender, the Existing Agent and the Exiting Lenders.

2.Fees and Expenses. Successor Agent shall have received (a) all fees and other amounts due and payable on or prior to the Second Amendment Effective Date in accordance with Section 12.03 of the Credit Agreement, Section 9.4 hereof and (b) all upfront fees owing to the Lenders.
3.Beneficial Ownership Regulation. To the extent requested by any Lender or Successor Agent from the Borrower directly at least four (4) Business Days prior to the Second Amendment Effective Date, the Borrower, to the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver to each such Lender or Successor Agent a Beneficial Ownership Certification at least two (2) Business Days prior to the Second Amendment Effective Date.
4.Exiting Lenders and Existing Issuing Bank. (a) Exiting Lenders shall have received cash payment equal to all principal, interest, fees and breakage costs (if any) in respect of outstanding Loans and other Indebtedness owing to such Exiting Lender under the Credit Agreement and the other Loan Documents, (b) Existing Issuing Bank shall have received cash collateral or one or more backstop letters of credit from RBC in either case satisfactory to the Existing Issuing Bank to collateralize Existing Issuing Bank’s exposure with respect to any Letters of Credit issued under the Credit Agreement prior to the Second Amendment Effective Date and (c) at Borrower’s election, either (x) Successor Agent shall have received evidence that, with respect to all Swap Agreements between a Credit Party and any Exiting Lender, either (i) such Swap Agreements have been, or will contemporaneously herewith be, terminated or otherwise novated on terms and conditions satisfactory to the applicable Exiting Lender with all indebtedness and other amounts owing by the Credit Parties thereunder having been paid in full, or (ii) other arrangements with respect to such Swap Agreements (e.g., replacement collateral) satisfactory to the applicable Exiting Lender have been made or (y) such Swap Agreements between a Credit Party and any Exiting Lender as in effect on the date of this Second Amendment may remain in effect in accordance with their terms but may not be amended, restated, supplemented or otherwise modified without the written consent of Successor Agent.
5.Notes. Successor Agent shall have received duly executed Notes (or any amendment and restatement thereof, as the case may be) payable to each Lender requesting a Note (or amendment and restatement thereof, as the case may be) in a principal amount equal to its Maximum Revolving Credit Amount (as amended hereby) dated as of the date hereof.
6.Legal Opinion. Successor Agent shall have received the executed legal opinion of Thompson & Knight LLP, counsel to the Credit Parties in form and substance reasonably satisfactory to Successor Agent.
7.Officer’s Certificates. Successor Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each of the Credit Parties setting forth or bringing down (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of each such Credit Party to execute and deliver the Loan Documents, (including, without limitation, the Second Amendment) to which it is a party and to enter into the transactions contemplated in such documents, (ii) the officers of each such Credit Party who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement, this Second Amendment and the transactions contemplated hereby and specimen signatures of such authorized officers (or, as applicable, certifying that there have been no changes to the officer and/or authorized signatory names and titles from the versions delivered to the Existing Agent on December 21, 2017), and (iii) the bylaws, limited liability company agreements, limited partnership agreements, certificates of incorporation, certificates of formation and certificates of limited partnership, as applicable, of each such Credit Party, certified as being true and complete (or, as applicable, certifying that there have been no changes to such documents from the versions delivered to the Existing Agent on December 21, 2017).
8.Certificates of Good Standing. Successor Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each of the Credit Parties.
9.Mortgage Amendments. Successor Agent shall have received amendments to any mortgages that are in effect immediately prior to the Second Amendment Effective Date in form and substance reasonably satisfactory to Successor Agent, executed and delivered by an Responsible Officer of the applicable Credit Parties and the Administrative agent to reflect, among other things, (a) the assignment of the mortgages to Successor Agent, (b) Successor Agent’s appointment as the Administrative Agent, and (c) the increase in the Aggregate Maximum Revolving Credit Amounts, in each case as contemplated herein.
10.Projected Volume Certificate. Successor Agent shall have received a certificate of a Financial Officer setting forth as of a recent date, a report detailing the Projected Volume for each month during the forthcoming 30 month period and the assumptions used in calculating such Projected Volume, in each case, in form and substance satisfactory to Successor Agent.
11.Other Documents. Successor Agent shall have been provided with such other documents, instruments and agreements, and the Borrower shall have taken such actions, as Successor Agent or counsel to Successor Agent may reasonably require in connection with this Second Amendment and the transactions contemplated hereby.
Section 5.Post-Closing Covenants. Notwithstanding anything to the contrary in the Credit Agreement or the Security Agreement, within sixty (60) days of the Second Amendment Effective Date (or such longer period of time as the Successor Agent may agree in its sole discretion), the Borrower and each Guarantor will have caused each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) existing as of the Second Amendment Effective Date to be subject to an Account Control Agreement in favor of the Successor Agent in accordance with and to the extent required by the Security Agreement.
Section 6.Waiver of Notices. The Borrower and the Majority Lenders hereby waive any notice, timing or other requirement of the Credit Agreement or the other Loan Documents (including, without limitation, pursuant to Section 2.08(i) and Section 11.06 of the Credit Agreement) related to the resignation of the Existing Agent and/or the Existing Issuing Bank or the appointment or designation of the Successor Agent and/or the Successor Issuing Bank.
Section 7.Representations and Warranties of the Credit Parties. To induce the Lenders and Successor Agent to enter into this Second Amendment, each Credit Party hereby represents and warrants to the Lenders and Successor Agent as follows:
1.Reaffirm Existing Representations and Warranties. Each representation and warranty of each Credit Party contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects on the date hereof and will be true and correct in all material respects after giving effect to the amendments set forth in Section 2 hereof, except to the extent that (a) any such representation and warranty is expressly limited to an earlier date, in which case such representation and warranty is and will be true and correct in all material respects as of such specified earlier date and (b) any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (as so qualified) is and will be true and correct in all respects.
2.Due Authorization. The execution, delivery and performance by each Credit Party that is a party hereto of this Second Amendment are within such Credit Party’s corporate, limited liability company, or partnership powers (as applicable) and have been duly authorized by all necessary corporate, limited liability company, or partnership action (as applicable).
3.Validity and Enforceability. This Second Amendment constitutes the valid and binding obligation of each Credit Party that is a party hereto, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.No Default, Event of Default or Borrowing Base Deficiency. No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.
5.Beneficial Ownership. As of the Second Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 8.Exiting Lenders. From and after the Second Amendment Effective Date, (a) upon receipt by each Exiting Lender of an amount equal to all principal, interest, fees and breakage costs (if any) in respect of outstanding Loans and other Indebtedness owing to such Exiting Lender under the Credit Agreement and the other Loan Documents, each Exiting Lender shall cease with immediate effect to be a party to and a Lender under the Credit Agreement and the other Loan Documents, (b) the Exiting Lenders shall not have any obligations or liabilities under the Credit Agreement with respect to the period from and after the Second Amendment Effective Date and, without limiting the foregoing, the Exiting Lenders shall not have any Revolving Credit Commitments under the Credit Agreement and (c) the Exiting Lenders shall not have any rights under the Credit Agreement or any other Loan Document; provided that the rights under the Credit Agreement expressly stated to survive the termination of the Credit Agreement and the repayment of amounts outstanding thereunder shall survive for the benefit of the Exiting Lenders.
Section 9.Miscellaneous.
1.Return of Payments. In the event that, after the Second Amendment Effective Date, the Existing Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under the Credit Agreement or any other Loan Document, or receives any instrument, agreement, report, financial statement, insurance policy, notice or other document in its capacity as Existing Agent, the Existing Agent agrees to promptly forward the same to the Successor Agent and to hold the same in trust for the Successor Agent until so forwarded. The parties hereto agree that any provision of the Credit Agreement or any other Loan Documents directing the Borrower to make payment to the Existing Agent shall be hereby amended to direct the Borrower to make payment to the account designated by the Successor Agent to the Borrower from time to time.
2.Reaffirmation of Loan Documents and Liens. Any and all of the terms and provisions of the Credit Agreement and the Security Instruments shall, except as amended or otherwise modified hereby, remain in full force and effect. Except to the extent expressly set forth herein, the amendments contemplated hereby shall not limit or impair any Liens securing the Indebtedness, each of which are hereby ratified and affirmed to secure the Indebtedness as such Indebtedness may be increased or otherwise affected by this Second Amendment.
3.Parties in Interest. All of the terms and provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
4.Legal Expenses. The Borrower hereby agrees to pay, as and when required by Section 12.03 of the Credit Agreement, all reasonable and documented out-of-pocket fees and expenses of counsel to Existing Agent and Successor Agent incurred in connection with the preparation, negotiation and execution of this Second Amendment and all related documents.
5.Counterparts. This Second Amendment may be executed in counterparts (and by the different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Second Amendment by fax or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Second Amendment.
6.Complete Agreement. THIS SECOND AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.
7.Headings. The headings, captions and arrangements used in this Second Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Second Amendment, nor affect the meaning thereof.
8.Effectiveness. This Second Amendment shall be effective automatically and without necessity of any further action by the Borrower, Successor Agent, Existing Agent or Lenders when counterparts hereof have been executed by the Borrower, each Guarantor, Successor Agent, Existing Agent, each of the Lenders, and the Exiting Lenders, and all conditions to the effectiveness hereof set forth herein have been satisfied. Successor Agent shall notify the Borrower and the Lenders of the effectiveness of this Second Amendment, and such notice shall be conclusive and binding.
9.Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
10.Further Assurances. The Borrower hereby agrees to execute and deliver (and to cause each applicable guarantor or grantor of collateral to execute and deliver) any amendments to any other Loan Document that the Successor Agent or the Existing Agent deems reasonably necessary or desirable in order to effectuate or evidence (of public record or otherwise) the amendments to the Credit Agreement set forth above or to replicate the substance thereof in such other Loan Document, each of such amendments to be in form and substance reasonably satisfactory to the Borrower, the Existing Agent and the Successor Agent. The Majority Lenders hereby consent to the Successor Agent’s execution and delivery of any amendments entered into in accordance with the foregoing sentence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first written above.

Borrower:	CHAPARRAL ENERGY, INC., an Delaware
corporation

By: /s/ Joe Evans
Name: Joe Evans
Title: Executive Vice President and Chief Financial Officer

Guarantors:	CHAPARRAL ENERGY, L.L.C., an Oklahoma
limited liability company
CHAPARRAL RESOURCES, L.L.C., an
Oklahoma limited liability company
CHAPARRAL CO2, L.L.C. an Oklahoma limited
liability company
CEI ACQUISITION, L.L.C., a Delaware limited
liability company
CEI PIPELINE, L.L.C., a Texas limited liability
company
CHAPARRAL REAL ESTATE, L.L.C., an
Oklahoma limited liability company
GREEN COUNTRY SUPPLY, INC., an
Oklahoma corporation
CHAPARRAL EXPLORATION, L.L.C., a
Delaware limited liability company
ROADRUNNER DRILLING, L.L.C., an
Oklahoma limited liability company
CHAPARRAL BIOFUELS, L.L.C., an Oklahoma
limited liability company

By: /s/ Joe Evans
Name: Joe Evans
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., an Existing Agent, Existing Issuing Bank and Existing Lender

By: /s/ Orlando Castaneda
Name: Orlando Castaneda
Title: Authorized Officer

ROYAL BANK OF CANADA
As Successor Agent

By: /s/ Rodica Dutka
Name: Rodica Dutka
Title: Authorized Signatory

By: /s/ Emilee Scott
Name: Emilee Scott
Title: Authorized Signatory

Lender:	CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Cameron Breitenbach
Name: Cameron Breitenbach
Title: Vice President

Lender:	NATIXIS, NEW YORK BRANCH

By: /s/ Brian O'Keefe
Name: Brian O'Keefe
Title: Vice President

By: /s/ Vikram Nath
Name: Vikram Nath
Title: Director

Lender:	KEYBANK NATIONAL ASSOCIATION

By: /s/ David M. Bornstein
Name: David M. Bornstein
Title: Senior Vice President

Lender:	SOCIÉTÉ GÉNÉRALE

By: /s/ Max Sonnonstine
Name: Max Sonnonstine
Title: Director

Lender:	ABN AMRO CAPITAL USA LLC

By: /s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By: /s/ Scott Myatt
Name: Scott Myatt
Title: Executive Director

Lender:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

By: /s/ Donovan C. Broussard
Name: Donovan C. Broussard
Title: Authorized Signatory

By: /s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

Lender:	CITIBANK, N.A.

By: /s/ Ryan Watson
Name: Ryan Watson
Title: Senior Vice President

Lender:	COMPASS BANK

By: /s/ Kari McDaniel
Name: Kari McDaniel
Title: Vice President

Lender:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By: /s/ Michael Willis
Name: Michael Willis
Title: Managing Director

By: /s/ Joseph Cariello
Name: Joseph Cariello
Title: Director

Lender:	FIFTH THIRD BANK

By: /s/ Justin Bellamy
Name: Justin Bellamy
Title: Director

Lender:	THE HUNTINGTON NATIONAL BANK

By: /s/ Margaret Nickrash
Name: Margaret Nickrash
Title: Senior Vice President

Lender:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By: /s/ Annie Doval
Name: Annie Doval
Title: Authorized Signatory

Lender:	BANK OF AMERICA, N.A.

By: /s/ Raza Jafferi
Name: Raza Jafferi
Title: Director

Lender:	COMERICA BANK

By: /s/ Jeffrey M. LaBauve
Name: Jeffrey M. LaBauve
Title: Vice President

Lender:	EAST WEST BANK

By: /s/ Reed V. Thompson
Name: Reed V. Thompson
Title: Senior Vice President

Lender:	TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By: /s/ Bradley Kraus
Name: Bradley Kraus
Title: SVP